EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
SECOND QUARTER 2004
FINANCIAL RESULTS CONFERENCE CALL
JULY 28, 2004

Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the Midway Second Quarter Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press the * then the number 1 on your telephone. If you would like to withdraw your question, please press * then the number 2 on your telephone. As a reminder, this conference is being recorded Wednesday, July 28, 2004. I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead, sir.

Miguel Iribarren:
Thank you, operator. Good afternoon everyone. With us here in Chicago today are President and CEO, David F. Zucker, our Chief Financial Officer, Tom Powell, and our Senior Vice President of Product Development, Matt Booty. I will begin today’s call with the customary legal disclosures, after which Tom will discuss our financial performance for the quarter. David will then provide his comments on the quarter’s results and our strategy going forward, including updating our financial guidance. After David’s remarks we will open up the line for questions. With that I’ll read our safe harbor statement and then turn the call over to Tom.

Ladies and Gentlemen, the following presentation and responses to questions may contain certain forward-looking statements concerning future business conditions and the outlook for Midway based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers, and other risks more fully described under Item 1, "Business Risk Factors", in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission. Tom?

Thomas Powell:	Good Afternoon, and thanks Miguel.

Let’s start with the second quarter results. Revenues for the second quarter were $47.3 million, up from $5 million the prior year quarter, and approximately $9 million higher than our guidance provided on April 28th. The upside from guidance is primarily due to NBA Ballers which has experienced strong sales and reorder demand since its introduction into the North American market on April 5th. During the quarter, we also introduced Psi-Ops: The Mindgate Conspiracy and MLB Slugfest: Loaded.

Revenue mix by platform was: 61% on the PlayStation 2; 35% on the Xbox; and 4% for all other. Our international business contributed approximately 11% of total revenues. Through the first half of the year, our focus has been more so the PlayStation 2 and Xbox platforms and less so the GameCube and Game Boy Advance platforms. For the balance of 2004, we anticipate our focus will remain on these two platforms.

The net loss for the quarter was $9.0 million, compared with a net loss of $54.8 million last year. The loss applicable to common stock was $10.7 million, compared with $55.7 million last year. The 2004 second quarter results included $1.6 million of charges associated with the termination of our former head of product development, and payments in connection with the termination of a consulting arrangement with our former Chairman of the Board. The 2003 second quarter results included $23.2 million of charges relating to the write down of capitalized product development costs, and $9.5 million of charges incurred under the terms of the Company’s severance agreement with its former Chief Executive Officer.

For the second quarter, gross margins were 35%, up from 23% in the first quarter of 2004. The increase reflects a greater percentage of sales being derived from higher priced front-line products versus catalogue products. For the balance of the year, we expect gross margin to remain in the range of 20% for the third quarter and then to increase to the 50% range for the fourth quarter. The 50% fourth quarter margin reflects our expectations for strong sales of Mortal Kombat: Deception which we expect to introduce at a $49.95 retail price point.

Looking at our balance sheet, our June 30th cash balance stood at $140.8 million versus $45.7 million at the end of March. For the quarter, cash used in operations was $8.8 million. During the second quarter, we completed the sale of 11,350,000 shares of common stock with net proceeds after transaction costs of approximately $78.3 million. Also during the quarter, holders of our Series D convertible preferred stock exercised their right to purchase an additional 1,071 preferred shares for net proceeds to the Company of approximately $10.7 million. Additionally, option exercises resulted in a cash inflow of approximately $18 million for the quarter.

Our quarterly overhead expense is currently running in the range of $7.5 million for our corporate, administrative and sales and marketing staffs. We expect these costs to stay in that range for the balance of the year. Product development expenditures are currently in the range of $19 million per quarter and we anticipate that these outlays will increase to the $25 million per quarter range for the balance of the year. The increased product development spending largely reflects investments in assets that will benefit us in 2005 and 2006, including the Epic games publishing arrangement which David will speak more about later.

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At the end of the second quarter, the balance of capitalized product development costs stood at approximately $18.4 million. This compares to a balance of $11.3 million at the end of 2003. Of the $18.4 million of capitalized cost, $3.8 million relates to products in the marketplace as of the end of the second quarter, another $2.9 million relates to products that we expect to introduce in the 3rd and the 4th quarters of this year, and the remaining $11.7 million relates to products that we expect to introduce next year.

Looking at receivables: gross receivables at June 30th were $28.4 million; reserves for price concessions, returns and uncollectible accounts were $8.5 million or approximately 30% of the gross receivable; days sales outstanding was 38 days.

This concludes the financial update. I am going to turn it over to David Zucker.

David Zucker:	Thanks Tom.

During the second quarter we successfully launched three titles, NBA Ballers, Psi-Ops, and MLB Slugfest: Loaded. NBA Ballers was the clear standout product of the quarter, scoring both commercial success as well as critical success. Not only was NBA Ballers the best-selling Midway title during the quarter but NBA Ballers was also the #2-selling PS2 title and the #5-selling Xbox title industry wide during the second quarter. We now forecast that NBA Ballers shipments will top 1-million units by the end of the third quarter placing it in an elite category of success within the industry. The success to date of NBA Ballers has driven us to release a European NBA Ballers SKU for the PS2 in Q3. Although we have very modest expectations for this product it reflects incremental results to this year’s plan and speaks to the future strength of this franchise.

Shipments and performance of Psi-Ops and MLB SlugFest were also solid for the quarter as both games succeeded in attracting their core audiences. Psi-Ops scored with hardcore gamers and was a top-selling game at EB and Gamestop in its debut but did less well at the mass market retailers. MLB SlugFest: Loaded has outsold last year’s Slugfest product during its first three weeks of sales and looks to continue the SlugFest franchise tradition of selling well compared to other baseball titles during the summer months.

When I spoke to you at the beginning of this year, I indicated that improving the quality of Midway’s games would be a critical ingredient for our turnaround. In 2003, Midway’s game quality was well below par, and Midway ranked #20 out of all publishers in terms of average review scores for the year. All three games released this quarter were critically acclaimed, with Psi-Ops review scores averaging 86% on the PS2, NBA Ballers 85% and MLB SlugFest currently at 79%. These scores helped Midway to rise to the #1 publisher ranking based on review scores in the first half of 2004 according to Gamerankings.com. This is a dramatic improvement from the prior two years, and evidence that the steps we have taken to address our quality challenges are proving to be the right ones.

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Of course, game quality is only one of the important variables that determines how well a game will perform at retail . . . but it is an important one. We will continue this focus on making great games and we are intent on building our reputation as one of the industry’s consistently high-quality game publishers. To this end, we will continue to improve our product development processes and organization and we are actively looking to employ the most talented personnel in the industry.

In terms of the senior management team, I am now comfortable that we have a solid team in place to continue our momentum. With the new marketing team entrenched and performing well, we named Matt Booty to replace Ken Fedesna as head of our worldwide product development organization this past quarter. Matt had done an exceptional job overseeing our largest studio in Chicago, and along with Steve Crane, Senior Vice President of Product Development, has been largely responsible for the dramatic turnaround in the quality of Midway’s games this year. Both Matt and Steve have been elected corporate officers of Midway.

Although we are excited about our continued improvement during the second quarter, perhaps the biggest news we have to discuss today is our new partnership with Epic Games. Earlier today we announced that Midway acquired the rights to publish three Unreal titles beginning in 2005. This is a big win for Midway and something we could not have accomplished without our new marketing organization, and specifically the efforts of our new Chief Marketing Officer, Steve Allison, who played a pivotal role in the transaction.

The partnership will benefit Midway in several ways:

First, the deal brings a lot of established content to our product portfolio. Unreal Championship 2 in 2005, and two future installments of Unreal Tournament. We will also work expansion packs and potential next generation console releases of these products into our lineup going forward as well. The first title we’ll publish under this relationship, Unreal Championship 2: The Liandri Conflict is an Xbox exclusive title that was previously being published by Microsoft and is now scheduled for a Q1 2005 release. Midway took over the publishing rights from Microsoft when it was clear we had secured the long-term Unreal Tournament rights. Microsoft had done an excellent job with this title so far but it just made more sense for all three parties, Midway, Epic and Microsoft, for Midway to take over publishing this title once Midway had long-term responsibility for promoting the Unreal franchise.

The next Unreal Tournament title will bring a proven franchise to Midway that has sold approximately five million units since its debut in 1999. We believe that the industry trend toward older gamers and more mature content will benefit products like Unreal Tournament and we believe our marketing and promotional departments are well-suited to maximize sales from this franchise.

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Unreal Tournament and our agreement with Epic also brings three other significant strategic benefits to Midway:

First, Unreal Tournament is one of the biggest and most respected names in PC gaming and this title will launch Midway into the premium PC business with a bang. As we build our PC business, we expect this product to cement Midway’s position as a player in the PC market.

Second, we expect Unreal Tournament to bring us established PC revenues during the console transition and help diversify our revenue base through this time period.

Third, our agreement with Epic provides us access to cutting edge technology already well in development for the next generation of consoles and future high-performance PCs. Epic is renowned for their leadership position on technology and our agreement with them provides us access to their next generation of industry-leading engine technology. This helps us minimize our technology headaches in the next generation and focus more on content development.

We look forward to working with our partners at Epic in furthering the Unreal franchise.

Turning to our remaining 2004 products and expectations for the rest of the year. . .

Shadowhearts: Covenant is tracking on schedule to meet its release deadline for the last week in September 2004. Given revenue recognition rules and end-of-quarter timing of this release, we are conservatively forecasting that none of these revenues will be included in our Q3 operating results. With this in mind, we expect Q3 2004 revenues of $12 million and a net loss of approximately $20 million. In the event that Shadowhearts revenues are recognized in Q3, we will of course, expect higher Q3 results and lower Q4 results due to the shift.

Mortal Kombat: Deception is also tracking on schedule and ship dates in the U.S. and Europe look very good. We are targeting a U.S. release at the very beginning of October in order to maximize holiday quarter sales. The European release is scheduled for the heart of the holidays in November and should prove a far more successful launch window than our release of Mortal Kombat: Deadly Alliance in February of 2003. Anticipation for Mortal Kombat is running high. In a recent poll, Mortal Kombat was listed as one of the top-ten most wanted holiday games by readers of PSM magazine. We are eagerly awaiting the public’s reaction to the first 3D fighting game to be online for both PS2 and Xbox.

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We have decided to move Area 51 out of 2004 and into the first half of 2005. While we believe that Area 51 is a great product and has received excellent response from the gaming media, we cannot ignore the competitive realities of the marketplace. This holiday season will be very crowded and the first person shooter market will be among the most competitive genres. We believe Area 51 will benefit from both a less competitive launch window in 2005 and more time to add extra features and improved gameplay.

We are increasingly confident that the extraordinary annual losses over the past three years at Midway are well behind us. We now expect revenues of $157 million this year, up from prior guidance of $148 million, a 70% increase over 2003. It is important to note that we are accomplishing this increase without two titles that we originally planned to release in 2004. Both Area 51 and Narc have moved to the first half of 2005, leaving us with only six frontline title releases for 2004.

Although we have raised our revenue guidance for the year, we now expect a net loss of $20 million for the year, up from prior guidance of $18 million. Included in the expected net loss for the year are $1.6 million of charges in the second quarter results associated with payments to former Midway executives as well as increased investment in our 2005-2007 product portfolio – some of these titles have been announced, the Unreal transaction for instance, but most of them have not. The increased investment in future products during this year will be reflected in what we expect to be a 50% increase in frontline titles in 2005 over 2004. The $20 million net loss represents an approximately $95 million improvement versus 2003 and implies net income of positive $3 million in the second half of 2004. We expect Q4 2004 to mark the Company’s return to profitability – the first since the quarter ended December 31, 1999.

We believe that the market for software will be particularly strong in the back half of this year driving full year software sales ahead of last year. Despite the strength of the industry in the 2nd half of this year, it will also be extremely competitive with only the best titles performing profitably. This trend is becoming more characteristic of our industry in general and we expect it will soon create opportunities both large and small for those publishers who have strong balance sheets and the access to capital to grow their business through mergers, acquisitions or combinations. The strength of this industry has also clearly attracted the interest of the consolidated media companies and we expect they will also play a role in the changing dynamics of this industry at the corporate level. This is an interesting time in the video game industry as a console transition begins to loom. A number of opportunities are out there for Midway in connection with other industry players, and we will continue to consider and evaluate them.

That concludes my prepared remarks. Operator, please open the line up for questions.

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Miguel Iribarren:	Operator?

Operator:
Ladies and Gentlemen, if you would like to register a question, please press * then the number 1 on your telephone. If your question has been answered and you would like to withdraw your registration please press * then the number 2 on your telephone. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question comes from the line of Arvind Bhatia with Southwest Securities. Please proceed with your question.

Arvind Bhatia:	Good afternoon guys.

David Zucker:	Hey Arvind.

Arvind Bhatia:
My first question is regarding Mortal Kombat. I’m wondering, I believe you made comments on how the environment in the fourth quarter is going to be very competitive. Can you talk about the positioning of Mortal Kombat, what you’re doing in terms of marketing and some of the other things maybe in a little more detail so we can gauge the potential success, given again the competitive environment? That’s my first question.

David Zucker:
As a company we will spend more money marketing Mortal Kombat: Deception than any other title, certainly on this generation of consoles. We have a fairly significant worldwide campaign that will involve television. We are also doing in-theatre advertisements that will run before movies for a period of thirty days surrounding the launch. So we’ve got a huge, huge marketing plan underway for Mortal Kombat: Deception. One of the things that’s interesting, the fighting category, the sort-of traditional competitors for Mortal Kombat, you think about Soul Caliber or Teken, neither of those will have releases this holiday season. There will be a Dead Or Alive Ultimate on Xbox and Def Jam Vendetta Fight For New York will also be out there. But in terms of the sort of traditional fighting category, Mortal Kombat’s got a pretty good runway.

Arvind Bhatia:	Ok. And then overall the number of SKUs coming out in ‘05, now with Area 51 also in ’05, and now you’ve added Unreal Championship. How many SKUs should we be thinking in terms of for ’05?

David Zucker:	Well, we are obviously not giving guidance about 2005, but we did say that we expect to have at least a 50% increase in frontline titles for 2005 versus 2004.

Arvind Bhatia:
Got it. And how are you preparing for a possible transition next year? Can you speak to some of the things you might be doing as a company maybe differently than last cycle? Maybe preparing for the next one early on, spending more money on R&D on the next platforms initially? How are you thinking about it?

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David Zucker:
Well, we certainly have teams and people in our internal development studios that are working on Xbox 2 and we expect to be doing Xbox 2 and PS3 titles, certainly doing plenty of early design work. We’re starting to ramp that up. Frankly, we’re ramping that up now, we’ll be ramping it up even further later this year and into full swing next year. I will say we’re obviously going to be there on those platforms. We’ll be there proactively with titles. There is, we believe, certainly if you look at some of the existing platforms, we expect 73 million PlayStation 2s or so by the end of next year going into the following year. There is a large installed base for some of the existing platforms and we intend to continue making product for that large installed base for some time to come.

Arvind Bhatia:	And another question is on the international sales. What were international sales this quarter and where do you see that going maybe in the next twelve months or so?

Thomas Powell:
Well the sales for the quarter were approximately $5 million or 11% of the total sales for the quarter. And in terms of where we see it going in the future, as we’ve done in the past, we’re working towards developing more product that we believe has got a broader international appeal and hope to see that percentage increasing.

David Zucker:
The big title in the second quarter domestically was NBA Ballers which we have not released in Europe. We will release in the third quarter. It’s obviously more of a U.S.-centric title. Psi-Ops: The Mindgate Conspiracy we’re not releasing until the third quarter and we’re optimistic about what’s going to happen over in Europe with Psi-Ops. And of course, the big news for us is Mortal Kombat. As we mentioned, Mortal Kombat: Deadly Alliance, we missed the holiday window in Europe and our intention this year is to hit it. So we are expecting a nice chunk of revenues from Europe especially in our 4th quarter as a result of Mortal Kombat.

Arvind Bhatia:	One clarification. If I heard you correctly, you have zero revenue for Shadowhearts in the 3rd quarter?

David Zucker:	In our guidance, that is correct.

Arvind Bhatia:	Ok, and then Suffering and NBA Ballers on PC, where do you stand on those?

David Zucker:
We are not doing NBA Ballers on PC. The Suffering PC is out. We released it in the 2nd quarter and its currently selling. The review scores have been pretty solid. But in terms of NBA Ballers we do not have a PC SKU.

Arvind Bhatia:	Got it. Thanks guys.

David Zucker:	Yup.

Operator:	Your next question comes from the line of Heath Terry with C.S.F.B. Please proceed with your question.

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Heath Terry:
Close enough. Can you just give us an idea on the amount of Midway’s R&D effort right now that’s going towards the next generation platforms? And in terms of the capitalized software line, we saw it start to pick up this quarter and I’m assuming that’s in anticipation or that reflects some of the development that’s going into next-gen. Can you give us an idea of the $17 or $18 million dollars in capitalized product development, how much of that is related to next generation platforms?

David Zucker:
Well, I don’t think we are going to break out the amount of our R&D for next-gen. That’s certainly some of it. The other part of it, Heath, is frankly we’ve been a little bit underinvested. We had six frontline titles this year. As we said, we expect to have 50% more than that at least next year. We are investing significantly in increasing the number of our future frontline titles. That’s where the bulk of it is and there’s some in there that’ll obviously be related to the next generation.

Thomas Powell:	$12 million of the $18 is related to product that we’ll release after this year.

Heath Terry:
OK, and then in terms of the ramp that you’ll need to be where you want to be for the rollout for the next generation consoles, how much bigger does your development organization need to get and how much more in terms of spending, versus kind of the run rate that you are at right now, do you think you’re going to need?

David Zucker:
We’re obviously looking at that now and making plans for ’05 and ’06. I don’t think we’re going to disclose what our current planning is. There’s certainly going to be a ramp-up as we’ve already begun development and design for the next generation.

Heath Terry:	OK, thanks.

Operator:	Your next question comes from the line of Edward Williams with Harris Nesbitt. Please proceed with your question.

Edward Williams:
Just a follow-up on Heath’s question for a moment with the product development, can you give us an idea as to what your headcount is today and what your expected level will be at the end of the year? And then also Tom, if you can let us know how much of the $25 million cash stacked in the back half of this year you can expect to go through the income statement?

David Zucker:
We have somewhere around 400 people in product development including test. As we said before, we are actively looking to increase and grow our internal development either via acquisition or our ongoing process of recruiting. So we would expect by the end of this year to have more.

Edward Williams:	Ok and then with regards to the $25 million?

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Thomas Powell:
In terms of what we are spending, the $25 million was what we expect to spend quarterly and we anticipate that about $15 million of that will flow through as a period cost in the R&D line in the income statement and the rest being capitalized.

Edward Williams:	OK and that is in each of the quarters?

Thomas Powell:	$15 is the total. Let me double-check that for you. Actually, I’m sorry, it’d be closer to $18 would be the total amount going through the income statement.

Edward Williams:	And then what was cash flow from operations for the June quarter?

Thomas Powell:	It was an $8.8 million use.

Edward Williams:	To me, you guys hit your target for December which clearly is a profit. What should the share base be that we would use? Taking option dilution into consideration.

Thomas Powell:
Sure. Well for the third quarter, we’re assuming our basic share count would be approximately 80 million shares and inherent in that is an assumption on the preferred shareholders. As you know, we have a preferred outstanding, there’s about 48 million in face outstanding, in the last couple of months quite a bit of that has converted. There’s currently another 20 or 21 million still outstanding and if you were to assume that that were to convert ratably…

David Zucker:	Not another 20, you mean a total of 20.

Thomas Powell:
A total of 20 million still outstanding. If we were to assume that that 20 million still outstanding were to convert ratably, we’d be about 80 million shares for the 3rd quarter. Then in the 4th quarter, on a basic share count, I would assume 85 million and 89 million on a diluted basis. Full year, I would assume, 72 million on a basic share count.

Edward Williams:	And can you just remind us how many shares Sumner currently controls?

David Zucker:	I think it’s around 58 million.

Edward Williams:
And then David, if you could talk a little bit about your growth strategy going forward, how Unreal fits into it? Is this kind of an example of the targeted genres you’re going to have or are you doing to go after other IP licenses like this or do studio acquisitions instead of a publishing agreement?

David Zucker:
Well, I mean, in terms of Unreal, as we looked at the console transition period, a major business that we are not in is the PC business and you look, there’s sort of three major franchises out there with Unreal, the id franchise, and of course Valve. And we had a great opportunity to partner with these guys. It fits in with us, why, because we’ve really focused on quality, we said earlier we actually expect to end the year as the number one ranked publisher in terms of average review scores for our games. I think the most recent Unreal Tournament was in the nineties. These guys have a reputation for making exceptionally high quality games that fits in with what we are doing at Midway. And also it takes advantage of some of the trends that are happening with the aging of gamers, with the average age of the gamer getting older. Also we see it as a platform for us getting deeper into the PC business. And you would expect over the next couple of years here that we’ll have more PC titles to build around essentially this cornerstone franchise.

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Edward Williams:	And then, one last question for Tom. Can you remind us what the NOL value is today?

Thomas Powell:	I don’t have the precise number. It’s in excess of $250 million.

Edward Williams:	Ok. Thank you very much.

Thomas Powell:	You’re welcome.

Operator:	Your next question comes from Stuart Halpern with RBC Capital Markets. Please proceed with your question.

Stuart Halpern:	Thanks. Two things. First, what was the catalogue percentage of sales for the quarter?

Thomas Powell:	I believe it was 6% or so for the quarter.

Stuart Halpern:
And then, I think this is for you, David. When you talk about the notion of having at least 50% more frontline titles next year versus this year, in terms of whether that number ends up being 50% or if it ends up being 100% is that a function more of whether products in development get done and you think the release windows make sense or would being at much more than the 50% increase in part be a function of doing more deals like you’ve done with Unreal?

David Zucker:
No, it just means we have, if you go back to this time last year, we just have over the last year, certainly since I’ve been here, we are have more titles under development, we are making more frontline titles under development than we would’ve had last year. So yes, there are two titles that are moving from ’04 into ’05, we obviously had titles moved from ’03 to ’04, I would guess, I wasn’t here. The point is that we are spending more in product development and as Tom mentioned we are ramping up our investment in product development and we have more titles in development than we’ve had in the recent past.

Stuart Halpern:
Just to make sure I understand what you’re saying, so it would be fair to say then that the number of frontline titles next year could be a bunch higher than a 50% increase largely due to things that are under your internal control as opposed to external things like deals happening?

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David Zucker:	Obviously, we expect to have Unreal Championship 2: The Liandri Conflict in the first quarter. We’re looking at nine or ten frontline titles for next year.

Stuart Halpern:	OK

Operator:
Ladies and Gentlemen, as a reminder, to register for a question, press *1. We will pause for a moment to compile the Q & A roster. Once again, to ask a question, please press * then the number 1. At this time there are no further questions. Mr. Zucker, do you have any closing remarks?

David Zucker:	No. Thanks for listening guys. We’ll talk soon.

Operator:	Ladies and Gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line at this time.

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